Exhibit 99.1

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Contact Information

Dr. Roger Harrison	CEO and President	(610) 458-6200
Lawrence M. Christian	CFO and Vice President—Finance	(610) 458-6200

ANTARES PHARMA ANNOUNCES LICENSING AGREEMENT WITH LILLY

FOR ANTARES’ NEEDLE-FREE DRUG DELIVERY TECHNOLOGY

Exton, Pennsylvania — September 16, 2003 — Antares Pharma, Inc. (OTCBB: ANTR) today announced that it had signed an exclusive license agreement with Eli Lilly and Company (NYSE: LLY) for development and use of Antares’ needle-free drug delivery technology in the fields of diabetes and obesity. Additionally, Lilly retained an option for application of the technology in one other therapeutic area.

Roger G. Harrison, Chief Executive Officer and President of Antares Pharma, said, “We are delighted with the outcome of the diligent assessment of our technology made by Lilly since the option agreement was put in place in February 2002. We look forward to continuing our development work to enable large groups of patients to have access to Antares Pharma’s technology.”

Commenting on the agreement, James Collins, executive director of Lilly Global Delivery Systems, said, “We continue to evolve our cartridge-based delivery portfolio to offer our patients options. We are excited by the agreement with Antares Pharma as this will allow us to provide needle-free injection technology as one of these options.”

Specific financial terms of the agreement were not released, but Antares Pharma will receive an agreement initial payment, milestone payments, and royalties on end sales of Lilly products using needle-free technology. Lilly also has the option to take an equity position in Antares Pharma at a future date.

About Antares Pharma

Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient’s quality of life. The Company currently distributes its needle-free injector systems in

Exhibit 99.1

more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the US and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company’s technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com. Information included on the Company’s website is not incorporated herein by reference or otherwise.